                                                                       EXHIBIT 4

DEED OF SUBORDINATION AND PLEDGE


THE UNDERSIGNED:

1. The public limited company CREDIT LYONNAIS BANK NEDERLAND N.V. established at Rottendam, having a branch at Utrecht, hereinafter referred to as: "the Bank"

and

2.   a.  QMS Europe B.V.
         Reactorweg 160
         Utrecht

hereinafter to be referred to as: "the Customer"

and

3.   QMS, Inc.
     1 Magnum Pass
     Mobile AL USA 36689

hereinafter referred to as: "the Lender"

                           TAKING INTO CONSIDERATION:

- that the Customer currently owes or shall in the future owe the Bank money arising from the granting of credit, loan agreements or on any other business whatsoever;

- that the Bank requires security in respect thereof to the effect that the Lender's claims against the Customer shall be subordinated to those of the Bank and shall not be reduced, assigned or encumbered and that they shall serve as security for any claims the Bank might have against the Customer now and in the future;

-    that the Lender is prepared to furnish security;

                            HEREBY AGREE AS FOLLOWS:

1. For as long as the Customer enjoys any form of credit facilities from the Bank or has an/or may in the future incur any other liabilities to the Bank, the Lender shall:

     a. neither enforce any present and future claims (: vorderingen) against the Customer ("the claims"), which currently total $4,000,000 U.S. (say: four million U.S. $), receive either directly or indirectly any payment in respect thereof, nor assign such claims or encumber them in any way;

     b. not enter into any agreements in respect of the claims or permit them to be off set.

2. The Lender hereby subordinates the claims to those the Bank has against the Customer and pledges (: verpandt) the claims to the Bank together with any accessory and ancillary rights attaching thereto.

3. The right of pledge shall cover security in respect of all present and future claims the Bank might have against the Customer arising form the granting of credit, loan agreements or on any other account whatsoever, including any interest due on the Bank's claims.

4. The Lender hereby expressly declares that it is entitled to pledge the claims and that no attachments or limited rights exist regarding to the claims.

5. The Lender shall hereafter not be entitled to assign or pledge the claims to third parties or to encumber them with other limited rights without prior written approval from the Bank.

6.   The Customer declares that the Lender's claims against it do exist.

7. The Bank and the Lender hereby give notice to the Customer of the pledge. If the Bank exercises its rights as pledgee, it shall not be bound by the provisions of Article 1.

8. The Bank shall at all times be entitled to extinguish the pledge on the claims by way of renunciation.

9. This deed and all rights and obligations arising therefrom or in connection therewith, shall be governed by the laws of the Netherlands.

     All disputes arising from this deed or in connection therewith, shall be submitted to the competent court in Rotterdam, The Netherlands, or to a competent court of any other jurisdiction at the sole discretion of the Bank.

10. Unless otherwise stated herein, this agreement shall be governed by the provisions of the Bank's General Conditions, which provisions shall be deemed repeated and inserted here.

     The Customer declares that it has received a copy of the General
     Conditions.


Thus agreed and signed in triplicate
at Utrecht/Mobile on October 16, 1995


1.   CREDIT LYONNAIS BANK NEDERLAND N.V.      2.   CUSTOMERS



                                               a.   /s/ P.P. van Schaick
      ----------------------------------            -------------------------


3.   LENDER



     /s/ Shawn Martin
     -----------------------------------

                                      -2-